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                                                                  EXHIBIT (h)(3)

                            FUND ACCOUNTING AGREEMENT


     THIS AGREEMENT is made as of this 1st day of August, 1999, by and between M.S.B. FUND, INC. (the "Company"), a New York corporation having its principal place of business at 230 West Monroe Street, Chicago, Illinois 60606 and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Company desires that BISYS perform certain fund accounting services for the current investment portfolio of the Company, and any additional investment portfolio that may hereafter be created (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   Services as Fund Accountant.

          BISYS agrees to perform the services described herein in accordance with all applicable laws, rules and regulations (including, where applicable, Generally Acceptable Accounting Principles), and in accordance with any reasonable instructions of the Company and the Company's Certificate of Incorporation, Bylaws, Prospectus and Statement of Additional Information.

          (a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

               (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

               (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

               (iii)    Separate ledger accounts required by subsection
                        (b)(2) (ii) and (iii) of the Rule; and
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               (iv)     A monthly trial balance of all ledger
                        accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

          (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

                           (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

                           (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Company's Board of Directors (hereafter referred to as "Directors");

                           (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

                           (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                           (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                           (vi) Report to the Company the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                           (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                           (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

                           (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

                           (x)      Post Fund transactions to appropriate
                                    categories;



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                           (xi)     Accrue expenses of each Fund according to
                                    instructions received from the Company's
                                    Administrator;

                           (xii) Determine the outstanding receivables and payables for all (1) security trades,
                                    (2) Fund share  transactions and
                                    (3) income and expense accounts;

                           (xiii) Provide accounting reports in connection with the Company's regular annual audit and other audits and examinations by regulatory agencies; and

                           (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

                    (c)    Special Reports and Services.

                           (i) BISYS shall provide additional special reports and other similar services upon the request of the Company or the Company's investment adviser.

                           (ii) To the extent that the provision of any such reports or services requires BISYS to incur material additional costs and BISYS notifies the Company thereof promptly after such requests, such reports or services shall be provided in exchange for such additional compensation that is agreed upon by the parties.

                    (d) Additional Accounting Services. BISYS shall also perform the following additional accounting services for each Fund:

                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Company. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information;

                           (ii) Provide accounting information (including financial statements and schedules and pertinent statistical information) for the following:



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                                    (A)     federal and state income tax returns
                                            and federal excise tax returns;
                                    (B)     the Company's semi-annual reports
                                            with the Securities and Exchange
                                            Commission ("SEC") on Form N-SAR;
                                    (C)     the Company's annual, semi-annual
                                            and quarterly (if any) shareholder
                                            reports;
                                    (D)     registration statements on Form N-1A
                                            and other filings relating to the
                                            registration or sale of shares;
                                    (E)     the Administrator's monitoring of
                                            the Company's status as a regulated
                                            investment company under Subchapter
                                            M of the Internal Revenue Code, as
                                            amended;
                                    (F)     annual audit by the Company's
                                            auditors; and
                                    (G)     examinations performed by the SEC.

          BISYS shall provide on a timely basis to the Company's investment adviser, administrator, transfer agent, distributor and custodian and other persons providing services to the Company such information as such persons may reasonably request in connection with the performance of their respective duties and obligations with respect to the Company. BISYS will report to the Board of Directors of the Company at each meeting of the Board of Directors and will keep the Board of Directors informed of material developments affecting the Company.

          BISYS will comply with any performance standards that may be agreed to by BISYS and the Company from time to time.

     2.   Subcontracting.

          BISYS may, at its expense, with the prior written consent of the Company, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that BISYS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own; and provided, further, that no such services shall be subcontracted without the prior written consent of the Company.

     3.   Compensation.

          The Company shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in the Omnibus Fee Agreement between the Company and BISYS dated as of August 1, 1999 (the "Fee Agreement").




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     4.   Reimbursement of Expenses.

          In addition to paying BISYS the fees described in Section 3 hereof, the Company agrees to reimburse BISYS for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company;

     (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

     (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

     (d)  The cost of microfilm or microfiche of records or other materials;

     (e) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein;

     (f) Any expenses BISYS shall incur at the written direction of an officer of the Company thereunto duly authorized; and

     (g) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement.

     5.   Effective Date.

          This Agreement shall become effective with respect to a Fund as of the date first written above (the "Effective Date").

     6.   Term.

          This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until July 31, 2004 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty
(i) by provision of 90 days advance written





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notice of nonrenewal prior to the end of the Initial Term or any Rollover
Period, as the case may be, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 90 days advance written notice by the party alleging cause. Notwithstanding the foregoing, after July 31, 2001, either party may terminate this Agreement, at any time and without penalty, upon the provision of 90 days advance written notice to the other party.

          For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a series of negligent acts or omissions or other breaches of this Agreement which, in the aggregate, constitute, in the reasonable judgment of the Company's directors, a serious failure to perform satisfactorily BISYS's obligations hereunder; (c) a service standard deficiency (as defined by the parties in the service standards that are agreed to by BISYS and the Company from time to time); (d) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated had been found guilty of criminal or unethical behavior in the conduct of its business; or (e) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          After such termination for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the compensation described under Sections 3 and 4 hereof, the amount of all of BISYS's cash disbursements for services in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

          If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, during the first two years of the Initial Term of this Agreement, BISYS is replaced as fund accountant, then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance due BISYS for the remainder of such two-year period assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date BISYS is replaced..

          In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization (including without limitation a purchase of assets) or is liquidated in part or in whole prior to the expiration of the first two years of the Initial Term of this Agreement, the parties acknowledge and agree that the Company shall be entitled to terminate




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this Agreement; provided, however, that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained by the other party to such business reorganization or any successor entity to provide fund accounting services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced or a third party is added.

          The parties further acknowledge and agree that, in the event BISYS is replaced, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

          In the event either party gives notice of the termination of this Agreement as provided in this Section, BISYS will cooperate and use all reasonable efforts to assist with the conversation of the data and records maintained by it hereunder to, and the assumption of the services provided by it hereunder by, a replacement provider of fund accounting services.

     7.   Standard of Care; Reliance on Records and Instructions;
Indemnification.

          BISYS shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Fund agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to BISYS by a duly authorized representative of the Company; provided, however, that BISYS shall not be protected in relying on any information, records, instructions or requests given or made to or prepared by BISYS or any affiliate of BISYS or any officer of the Company that is an officer or employee of BISYS or any affiliate of BISYS; and provided, further, that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

         Notwithstanding the foregoing, BISYS agrees to indemnify and hold harmless the Company, its employees, agents, directors, officers and nominees from and against any and all actions, suits, demands and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every




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nature and character arising out of or in any way relating to BISYS's bad faith, willful malfeasance or misfeasance, negligence, or reckless disregard by it of its obligations and duties with respect to the performance of services under this Agreement.

     The indemnifying party shall be entitled to participate at its own expense or, if it acknowledges its responsibility to indemnify the other party, it may elect to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.

     8.  Record Retention and Confidentiality.

         BISYS shall keep and maintain on behalf of the Company all books and records which the Company and BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process. BISYS will promptly notify the Company of any such request.

     9.  Uncontrollable Events.

         BISYS shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment and shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. BISYS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control; provided that such damage, delay or other loss is not caused by BISYS' own willful misfeasance, bad faith, negligence reckless disregard of its obligations under, or other noncompliance with this Agreement.





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     10. Reports.

         BISYS will furnish to the Company and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein of which the Company is aware.

     11. Rights of Ownership.

         All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

     12. Return of Records.

         BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

     13. Representations of the Company.

         The Company certifies to BISYS that this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     14. Representations of BISYS.

         BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Company and BISYS's records, data, equipment




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facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     BISYS agrees to perform comprehensive tests on the systems it utilizes to provide the services hereunder to identify any operational issues caused by the century change. BISYS agrees to use all commercially reasonable efforts to implement by December 31, 1999, all necessary updates and changes to such systems, if any, to accommodate the turn of the century. BISYS agrees to provide to the Company monthly updates on the status of its Year 2000 readiness project and to make its personnel reasonably available to address any questions. In particular and, without limiting the foregoing, BISYS shall notify the Company of any circumstances known to BISYS which are likely to cause BISYS's systems to be Year 2000 non-compliant and which would likely have an adverse effect on the Funds.

     In the event that the Company reasonably determines that any of the systems BISYS utilizes to perform services hereunder will not be Year 2000 compliant and that such lack of compliance will have an adverse effect on the Company, the Company shall provide written notice to BISYS describing, in reasonable detail, any defect or problem relating to such system(s) promptly upon becoming aware of any such defect or problem. BISYS agrees to use all commercially reasonable efforts to cure any defect or deficiency that relates to the turn of the century in any system that BISYS utilizes to provide services hereunder. This paragraph does not alter the obligations of BISYS under the preceding paragraph.

     15.  Insurance.

          BISYS shall notify the Company should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

     16.  Information to be Furnished by the Company and Funds.

          The Company has furnished to BISYS the following:



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          (a)    Copies of the Certificate of Incorporation of the
                 Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

          (b)    Copies of the following documents:

                 (i)   The Company's Bylaws and any amendments thereto; and

                 (ii) Certified copies of resolutions of the Directors covering the approval of this Agreement, authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS thereunder.

          (c) A list of all the officers of the Company, together with specimen signatures of those officers who are authorized to instruct BISYS in all matters.

          (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

     17.  Information Furnished by BISYS.

          (a)    BISYS has furnished to the Company the following:

                 (i)   BISYS's Articles of Incorporation; and

                 (ii)  BISYS's Bylaws and any amendments thereto.

          (b) BISYS shall, upon request, furnish certified copies of corporate actions covering the following matters:

                 (i) Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

                 (ii) Authorization of BISYS to act as fund accountant for the Company and to provide accounting services for the Company.

     18.  Amendments to Documents.

          The Company shall furnish BISYS written copies of any to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Company which might have the effect




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of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS's approval of such amendments or changes.

     19.  Compliance with Law.

          Except for the obligations of BISYS set forth in Sections 1, 2, 7, 8 and 10 hereof, BISYS bears no responsibility under this Agreement for the preparation, contents and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

     20.  Notices.

          Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company at 230 West Monroe Street, Chicago Illinois, 60606 if to BISYS at 3435 Stelzer Road, Columbus, Ohio 43219; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     21.  Headings.

          Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     22.  Assignment.

          This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Any assignment not in compliance with this Agreement shall be void.

     23.  Governing Law.

          This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.




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     24.  Instructions, Approval or Consent by the Company; Imputation.

          Any reference herein to any instructions, approval or consent of the Company shall not include any instructions, approval or consent given by any officer of the Company that is an officer, employee or agent of BISYS or any affiliate of BISYS, unless specifically authorized by the Board of Directors of the Company. No information known to any such officer of the Company shall be imputed to the Company for purposes of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                    M.S.B. FUND, INC.

                                    By: /s/ M.S.B. Fund, Inc.
                                       --------------------------------------

                                    Title: Vice President
                                          -----------------------------------


                                    BISYS FUND SERVICES OHIO, INC.

                                    By:  /s/ BISYS Fund Services Ohio, Inc.
                                        -------------------------------------

                                    Title:  President
                                           ----------------------------------





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